Exhibit 4.2

DESCRIPTION OF THE EXONE COMPANY

COMMON STOCK

The following description of our common stock, which is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our certificate of incorporation and bylaws, as well as applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), for more information.

References herein to “we,” “our,” “us,” or the “Company” refer to The ExOne Company, a Delaware corporation.

Authorized Shares

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share, and

•	50,000,000 shares of preferred stock, par value $0.01 per share.

Listing

Our common stock is listed on The Nasdaq Stock Market under the symbol “XONE”.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as and when declared by our Board of Directors.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable.

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights.

Exhibit 4.2

Other Rights

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar of Common Stock

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Preferred Stock

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.  We currently have no outstanding shares of preferred stock.

Under our certificate of incorporation, our Board of Directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Our Board of Directors can also determine the number of shares of each class or series and the rights, preferences and limitations of each class or series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences, the number of shares constituting each class or series and the terms and conditions of issue. Prior to the issuance of shares of each class or series, our Board of Directors is required by the DGCL and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware.

Anti-Takeover Provisions

Several of the provisions in our certificate of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. In addition, Delaware law imposes certain restrictions regulating corporate takeovers. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

No Cumulative Voting. The holders of our common stock are not entitled to cumulate their votes for the election of one or more directors or for any other purpose.

Exhibit 4.2

Removal of Directors. No director may be removed except for cause, and directors may be removed for cause only by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors, voting together as a single class. Any vacancy occurring on our Board of Directors and any newly created directorship may be filled only by a majority of the remaining directors in office. This provision may only be amended by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Special Stockholder Meetings. Our certificate of incorporation and our bylaws provide that special meetings of our stockholders may be called only by the chairman of our Board of Directors or by a majority of the directors. Our certificate of incorporation and our bylaws specifically deny the power of any other person to call a special meeting; provided, however, that special meetings of the stockholders shall be called by our Board of Directors upon written request to the Secretary of the Company by one or more stockholders of the Company holding shares representing in the aggregate not less than 20% of the total number of votes entitled to be cast on the matter or matters to be brought before the proposed special meeting. This provision may only be amended by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Stockholder Action by Written Consent. Our certificate of incorporation provides that holders of our common stock are not able to act by written consent without a meeting, unless such consent is unanimous. This provision may only be amended by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Issuance of Undesignated Preferred Stock. Our certificate of incorporation provides our Board of Directors with the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors.

Stockholder Advance Notice Provisions. Our bylaws impose procedural requirements for stockholders who wish to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

Exclusive Forum Bylaw. Our bylaws provide that a state court in the State of Delaware (or, if no state court located in Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

Exhibit 4.2

Delaware Business Combination Statute. We are governed by the provisions of Section 203 of the DGCL, which regulates corporate takeovers. With limited exceptions, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the Board of Directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation and stock owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The provisions of the DGCL, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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